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                                                                    EXHIBIT 99.1



[BIG 5 LOGO]


Contacts:
Big 5 Sporting Goods Corporation
Charles Kirk
Sr. Vice President and Chief Financial Officer
(310) 536-0611

John Mills
Integrated Corporate Relations, Inc.
(310) 395-0259



      BIG 5 SPORTING GOODS CORPORATION CONFIRMS PRIOR EARNINGS GUIDANCE FOR
             FISCAL 2004 SECOND QUARTER AND ANNOUNCES SALES RESULTS

     - Same Store Sales Increase of 3.9% Represents 34th Consecutive Quarter
                           of Same Store Sales Growth

EL SEGUNDO, CA -- JULY 22, 2004 -- Big 5 Sporting Goods Corporation (Nasdaq:
BGFV), a leading sporting goods retailer, today confirmed previously announced earnings guidance for the 2004 second quarter and reported sales results for the same period.

Net sales for the second quarter ended June 27, 2004 increased 8.5% to $184.5 million from $170.1 million in the second quarter of fiscal 2003. Same store sales increased 3.9% for the quarter, representing the company's 34th consecutive quarter of same store sales growth. Second quarter earnings per diluted share are expected to be in the previously issued guidance range of $0.34 to $0.36. Results exclude $0.02 per diluted share, which will be recorded in the second quarter, related to a charge associated with the redemption of $15.0 million principal amount of the company's 10.875% senior notes.

For the six-month period ended June 27, 2004, net sales increased 9.2% to $365.5 million from $334.6 million in the same period last year and same store sales increased 4.5%.

"We are pleased with our second quarter sales results as well as our third quarter sales results to date," said Steven G. Miller, Big 5's Chairman, President and Chief Executive Officer. "Our time-tested and proven business model continues to drive our business in a very positive fashion."

Big 5 will report its full financial results for the 2004 second quarter after market close on August 4, 2004. The Company also will provide third quarter and full year guidance for fiscal 2004 in that report.

ABOUT BIG 5 SPORTING GOODS CORPORATION

Big 5 is the leading sporting goods retailer in the western United States, operating 295 stores in 10 states under the "Big 5 Sporting Goods" name. Big 5 provides a full-line product offering in a

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Big 5 Sporting Goods
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traditional sporting goods store format that averages 11,000 square feet. Big
5's product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5's actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5's specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on March 12, 2004. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.



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